Exhibit 10.5

SHAREHOLDERS’ AGREEMENT

between

VIA OPTRONICS GMBH

and

TOPPAN PRINTING CO., LTD.

dated

March 23, 2018

Shareholders’ Agreement

This Shareholders’ Agreement (this “Agreement”) is entered into on March 23, 2018 between VIA optronics GmbH, a company organized under the laws of Germany (the “VIA”) and Toppan Printing Co., Ltd., a company organized under the laws of Japan (the “Toppan” and, together with VIA, the “Shareholders”)

Recitals

A.            Pursuant to the Framework Agreement, the Shareholders have agreed to establish a company under the laws of Japan (the “Company”) that will operate a business (the “Business”) in Japan that develops, manufactures, and markets copper touch panel sensors used in touch panel modules (“Sensors”) and copper PET film used in touch panel sensors (“Films”; with the Sensors, the “Products”).

B.            Pursuant to the Framework Agreement, VIA will own 65% of the issued and outstanding capital stock of the Company and Toppan will own 35% of the issued and outstanding capital stock of the Company.

C.            The Shareholders wish to set forth in this Agreement their respective rights and obligations in connection with the Company.

The Shareholders hereby agree as follows:

ARTICLE I
EFFECTIVENESS; DEFINITIONS; INTERPRETATION

Section 1.01.                         Effectiveness. This Agreement will not become effective until the completion of the Closing (the “Effective Date”). If the Closing does not occur, this Agreement will not come into effect and no Shareholder will be bound by any of its terms.

Section 1.02.                         Definitions. The following terms have the meanings specified or referred to below:

Affiliate: Means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Business Day: Any day except Saturday, Sunday or any other day on which commercial banks located in Tokyo, Japan or Frankfurt, Germany are authorized or required by Law to be closed for business.

Closing: The Closing of the transactions contemplated under the Framework Agreement, as defined in the Framework Agreement.

Companies Act: The Company Act of Japan (Act No. 86 of July 26, 2005, as amended).

Controlled Affiliates: In the case of VIA, any other Person that directly or indirectly, through one or more intermediaries, is wholly-owned by, VIA, and in the case of Toppan, means any other Person that directly or indirectly, through one or more intermediaries, is wholly-owned by Toppan, and reports to the Electronics Division in the organizational structure of Toppan group. For the purpose of this definition, Electronics Division means the electronics business division, or any successor thereof, within the Toppan group, which develops, manufacturers, and markets display-and semiconductor-related products.

Fiscal Year: April 1 to March 31.

Framework Agreement: The Framework Agreement entered into between the Shareholders on November 30, 2017.

GAAP: Generally accepted accounting principles in effect from time to time in Japan.

Going Concern FMV: The price on which a willing and able buyer and a willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell the Shares, would agree for 100% of the Shares, taking into account any entitlements for distribution of profits that may pass to the buyer, calculated on a going-concern basis (i.e., enterprise value adjusted for net debt). The Going Concern FMV will in no case be less than the Company’s liquidation value (net asset value in a liquidation scenario).

Government Approval: Any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

Governmental Authority: Any national, prefectural, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

Law: Any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

Lien: Any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

Material Breach: A breach of any of the following provisions of this Agreement: Section 2.02(c), Section 2.02(d), Section 2.02(e), ARTICLE III (but only to the extent that the breach prevents the non-breaching Shareholder from exercising its rights under ARTICLE III),

Section 4.01, Section 4.02 (but only to the extent that the breach prevents the non-breaching Shareholder from exercising its rights under Section 4.02), Section 4.03 (but only to the extent that the breach prevents the non-breaching Shareholder from exercising its rights under Section 4.03), Section 6.01 (but only to the extent the breach has a material and adverse effect on the non-breaching Shareholder), and Section 6.02(e) (but only to the extent the breach has a material and adverse effect on the non-breaching Shareholder).

Net Asset HMV: The fair market value of the Company’s assets less its liabilities as calculated in accordance with GAAP. The valuation of the Company’s assets will be the price on which a willing and able buyer and a willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell the assets, would agree for the assets.

Permitted Transferee: With respect to any Shareholder, any Affiliates of such Shareholder that do not compete with any business in which the other Shareholder or its Affiliates engage.

Person: An individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Representative: With respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Satte Facility: The facility located at 4237-1 Soushinden, Satte-shi, Saitama, 340-0013 Japan.

Share: A share of capital stock of the Company.

Shiga Facility: The facility located at 1101-20, Myohoji-cho, Higashiomi, Shiga, 527-0046, Japan.

Third-Party Purchaser: Any Person who, immediately before the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Shares or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Shares.

Transfer: To sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Share owned by a Person or any interest (including a beneficial interest) in any Share owned by a Person.

Section 1.03.                         Shareholders’ Obligation to Cause the Company to Act.

(a)                                 To the extent this Agreement contemplates any obligation on the Company, the Shareholders shall cause the Company to perform that obligation.

(b)                                 If this Agreement requires a Shareholder to cause the Company to perform an obligation, that Shareholder must take all necessary or desirable actions within its control, including the exercise of all voting rights associated with all Shares over which it has control, to cause the Company to perform the obligation.

Section 1.04.                         Other Defined Terms. In addition to the terms defined above, the following terms shall have the respective meanings given thereto in the articles indicated below:

Defined Term	Section

Agreement	Preamble
Board	Section 2.02(a)
Business	Recitals
Company	Recitals
Deadlock	Section 3.01(a)
Deadlock Call Right	Section 3.01(b)(i)
Deadlock Put Right	Section 3.01(b)(ii)
Director	Section 2.02(a)
Effective Date	Section 1.01
Exercising Shareholder	Section 5.01(d)
Films	Recitals
Independent Accountants	Section 3.04(a)
Initiating Shareholder	Section 3.01(b)
Information	Section 6.03(b)
Issuance Notice	Section 5.01(b)
Lock-up Period	Section 4.01(a)
New Shares	Section 5.01(a)
Non-Exercising Shareholder	Section 5.01(d)
Non-Compete Period	Section 6.01(c)
Over-allotment Exercise Period	Section 5.01(d)
Over-allotment New Shares	Section 5.01(d)
Over-allotment Notice	Section 5.01(d)
Pre-emptive Exercise Period	Section 5.01(c)
Pre-emptive Pro Rata Portion	Section 5.01(c)
Pre-emptive Shareholder	Section 5.01(a)
Products	Recitals
Proposed Transfer Shares	Section 4.02(a)
Purchasing Shareholder	Section 4.02(d)
Rights Exercise Period	Section 4.02(d)
ROFR Notice	Section 4.02(d)
ROFR Holder	Section 4.02(a)
Sale Notice	Section 4.02(b)
Selling Shareholder	Section 4.02(a)
Sensors	Recitals
Shareholders	Preamble
Statutory Auditor	Section 2.04
Tag-along Notice	Section 4.03(b)

Tag-along Sale	Section 4.03(a)
Tag-along Shareholder	Section 4.03(a)
Toppan	Preamble
Toppan Director	Section 2.02(a)(ii)
VIA	Preamble
VIA Director	Section 2.02(a)(i)

ARTICLE II
MANAGEMENT AND OPERATION OF THE COMPANY

Section 2.01.                         Corporate Name and Headquarters. Unless agreed to otherwise by the Shareholders:

(a)                                 the Company will be a joint stock company (kabushiki kaisha);

(b)                                 the Company’s corporate name will initially be Toppan Touch Panel Products Co., Ltd and it will be changed to VTS-Touchsensor Co., Ltd. promptly after the Effective Date; and

(c)                                  the Company’s headquarters will be at the Shiga Facility.

Section 2.02.                         Board of Directors.

(a)                                 The Company’s board of directors (the “Board”) will consist of up to three members (each, a “Director”). The Directors will be elected to the Board in accordance with the following procedures:

(i)                                     VIA may designate two Directors (the “VIA Directors”); and

(ii)                                  Toppan may designate one Director, (the “Toppan Director”).

(b)                                 The Company will have one representative director, who will be designated by VIA from among the VIA Directors.

(c)                                  Each Shareholder shall exercise all voting rights associated with all Shares over which it has control and shall take all other necessary or desirable actions within its control to elect to the Board any individual designated by an Shareholder pursuant to Section 2.02(a).

(d)                                 Each Shareholder may at any time remove (with or without cause) any Director designated by it for election to the Board and each other Shareholder shall vote all shares of Common Stock over which it has voting control and shall take all other necessary or desirable actions within its control to remove from the Board any individual designated by it that it desires to remove pursuant to this Section 2.02. Except as provided in the preceding sentence, unless an Shareholder otherwise consents in writing, no other Shareholder shall take any action to cause the removal of any Directors designated by an Shareholder.

(e)                                  If a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section

2.02(d)), the Shareholder that designated the vacating Director may designate a different individual to replace that Director and each other Shareholder shall vote all Shares over which it has voting control and shall take all other necessary or desirable actions within its control to elect to the Board any individual designated by that Shareholder.

Section 2.03.                         Meetings of the Board of Directors.

(a)                                 The Board will meet at least once every calendar quarter at such times and in such places (in or outside Japan) as the Board may designate from time to time, on condition that at least 20 Business Days’ advance written notice be given to the Directors. At least two of these meetings must be in-person meetings. In addition to the regular meetings contemplated by the two foregoing sentences, special meetings of the Board may be called by any Director or Shareholder on at least 20 Business Days’ advance written notice of the time, place and agenda of the meeting. If the Directors agree to shorten the notice period for a quarterly or a special Board meeting, that meeting will be held on the earlier date agreed by the Directors.

(b)                                 The Directors may participate in any meeting of the Board that is not an in-person meeting by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation will constitute such Director’s presence in person at the meeting. When an in-person meeting is held, a Director who wishes to participate in the meeting must do so by physically attending the meeting.

(c)                                  The presence of a majority of Directors then in office will constitute a quorum, on condition that the notice periods specified in Section 2.03(a) have been followed. If a quorum is not achieved at any duly called meeting, the meeting may be postponed to a time no earlier than five Business Days after written notice of such postponement has been given to the Directors.

(d)                                 Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

(e)                                  Board meetings will be conducted in English; except that the Shareholders shall cause the Company to make, upon advance written request by Toppan, arrangements of a simultaneous interpreter into Japanese at the Toppan’s expense. Written minutes of the meetings will be prepared in Japanese and English by the Company and distributed to each Director and the Statutory Auditor promptly following each meeting.

(f)                                   Any time an action is required to be approved by resolution at a duly convened and constituted meeting of the Board, the Board may act without advance convocation notice and without meeting and a vote if a consent in writing setting forth the resolution so made is executed by all Directors and all Statutory Auditor(s). Such consents in writing may be communicated and executed in counterparts and by electronic means, including e-mail.

Section 2.04.                         Statutory Auditor. The Company will have one statutory auditor (kansayaku) (the “Statutory Auditor”), who will be designated by VIA. The Statutory Auditor may be removed at any time by VIA. lithe Statutory Auditor ceases acting as Statutory Auditor for any reason, the Representative Director may designate a replacement who is approved in writing by VIA. Each Shareholder shall take all necessary or desirable actions within its control to ensure the appointment of such replacement.

Section 2.05.                         Shareholders’ Meetings. The Company will have at least one shareholders’ meeting each Fiscal Year. The meeting will take place at such time and place as is determined by the Board in accordance with the Companies Act with at least 14 days’ advanced written notice to the Shareholders. Shareholders may attend shareholders’ meetings in person, by teleconference, by videoconference, or by any other means of attendance permitted under the Companies Act and the Company’s Articles of Incorporation. Except for the Shareholder Reserved Matters or as otherwise set out in the Companies Act, all matters arising at any shareholders’ meeting or otherwise proposed to the Shareholders will require an affirmative vote of a majority of the issued and outstanding Shares present and eligible to vote at a shareholders’ meeting. Meetings will be conducted in English; except that the Shareholders shall cause the Company to make, upon advanced written request by Toppan, arrangements of a simultaneous interpreter into Japanese at the Toppan’s expense. Written minutes of each meeting will be prepared by the Company in English and Japanese and distributed to each Shareholder promptly following each meeting. Any time an action is required to be approved by resolution at a duly convened and constituted shareholders’ meeting, the Shareholders may act without advanced convocation notice and without meeting and a vote if a consent in writing setting forth the resolution so made is executed by all Shareholders. Such consents in writing may be communicated and executed in counterparts and by electronic means, including e-mail.

Section 2.06.                         Voting Arrangements.

(a)                                 The actions set forth as Board Reserved Matters in Part 1 of Exhibit A must not be taken unless they have been approved by resolution (i) at a duly convened and constituted Board meeting at which a quorum is present and (ii) in favor of which the Toppan Director has voted.

(b)                                 The actions set forth as Shareholder Reserved Matters in Part 2 of Exhibit A must not be taken unless they have been approved by resolution (i) at a duly convened and constituted shareholders’ meeting and (ii) in favor of which Toppan has voted.

(c)                                  Matters not set forth as Board Reserved Matters or Shareholder Reserved Matters in Exhibit A that are subject to statutory special resolution (super-majority voting of shareholders) pursuant to the Companies Act must be approved by a super-majority pursuant to the Companies Act.

Section 2.07.                         Financing.

(a)                                 The Company’s capital expenditures will be financed by the following means in the following order:

(i)                                     the Company’s operating cash flow,

(ii)                                            debt financing from a third Person such as bank loans, finance lease, etc.,

(iii)                               loans provided by one or more of the Shareholders, and

(iv)                              capital increase (additional equity contribution).

No Shareholder will be required to make shareholder loans or to participate in capital increases provided in clause (iii) or (iv) without that Shareholder’s consent, which it may withhold in its sole discretion.

(b)                                 The Shareholders shall cause the Company to provide a business plan for the use of any financing it may request.

(c)                                  If the Board determines to increase production capacity of films for the Business’s growth, the Shareholders shall cause the Company to invest to increase production capacity. Notwithstanding Section 2.07(a), one or both Shareholders may make a loan to the Company to cover the costs to increase production capacity, at its sole discretion. The detailed conditions of the loan by the Shareholder(s) will be determined upon mutual consultation before the decision of such investment is made by the Board.

Section 2.08.                         Company Seal. The official company seal of the Company registered with the Legal Affairs Bureau (the “Company Seal”) shall be stored in a secure place at the Company’s headquarters. Access to and use of the Company Seal will be restricted to two individuals designated by VIA and notified to Toppan (together, the “Authorized Individuals”) and to the Company’s representative director. VIA may change the Authorized Individuals from time to time after discussion with Toppan, on condition that the Authorized Individuals be based at the Company’s headquarters.

ARTICLE III
CALL AND PUT OPTIONS

Section 3.01.                         Deadlock.

(a)                                 If at two successive meetings of the Board the Directors are unable to reach a decision by the required vote regarding any Board Reserved Matter, or if at two successive shareholders’ meetings the Shareholders are unable to reach a decision by the required vote regarding any Shareholder Reserved Matter (a “Deadlock”), the Board or the Shareholders, as the case may be, shall refer the matter subject to the Deadlock to senior executives of the Shareholders, who shall attempt, through good-faith discussions, to resolve such matter within 30 days after referral to them of the Deadlocked issue (or, if mutually agreed by the Shareholders, a longer period of time). Any resolution agreed to by the Shareholders will be final and binding on the Company and the Shareholders.

(b)                                 If the issue subject to the Deadlock has not been resolved in accordance with Section 3.01(a) and if a Shareholder believes in good faith acting reasonably that the Company cannot be effectively operated or managed as a result of the Deadlock and if that Shareholder provides the other Shareholders a written explanation of the basis for this belief within 30 days after the expiration of the period described in Section 3.01(a) (the “Initiating Shareholder”), then within 30 days after the expiration of the period described in Section 3.01(a):

(i)                                     if the Initiating Shareholder is VIA, it will have the right (a “Deadlock Call Right”) by written notice to Toppan to purchase all of the Shares owned by Toppan and its Permitted Transferees, and

(ii)                                  if the Initiating Shareholder is Toppan, it will have the right (a “Deadlock Put Right”) by written notice to VIA to cause VIA to purchase all of the Shares owned by Toppan and its Permitted Transferees.

(c)                                  The purchase price payable by VIA upon the exercise of a Deadlock Call Right will be equal to 103% of the Going Concern FMV of the Shares held by Toppan and its Permitted Transferees and the purchase price payable by VIA upon the exercise of a Deadlock Put Right will be equal to 97% of the Going Concern FMV of the Shares held by Toppan and its Permitted Transferees.

(d)                                 During the continuation of any Deadlock and before the closing of any sale and purchase pursuant to this Section 3.01, the Shareholders shall cause the Company to continue to operate in a manner consistent with its prior practices and this Agreement until the Deadlock is resolved.

Section 3.02.                         Material Breach.

(a)                                 If Toppan commits a Material Breach, VIA may purchase all Shares held by Toppan for 50% of their Going Concern FMV and if VIA commits a Material Breach, Toppan may cause VIA to purchase all Shares held by Toppan for 150% of their Going Concern FMV.

(b)                                 If a Shareholder commits a Material Breach and the other Shareholder wishes to exercise its rights set forth in Section 3.02(a), the exercising Shareholder shall deliver to the breaching Shareholder a written notice of the breach. If the breach is of a nature that can be cured, the exercising Shareholder may exercise its rights under Section 3.02(a) if the breaching Shareholder has not cured the breach within 30 days after the date of the exercising Shareholder’s written notice to the breaching Shareholder, and if the breach is of a nature that cannot be cured, the exercising Shareholder may exercise its rights under Section 3.02(a) immediately upon the date of the exercising Shareholder’s written notice to the breaching Shareholder.

Section 3.03.                         Consecutive Losses.

(a)                                 If the Company generates net losses for three straight years, the Shareholders shall meet in person, on two separate occasions within a two-month period, to discuss in good faith and to formulate a plan to bring the Company to profitability. If the Shareholders are unable to agree on such a plan at these two meetings, VIA may purchase all Shares held by Toppan for 100% of those Shares’ Net Asset FMV (i.e., Toppan’s shareholder percentage multiplied by the Company’s Net Asset FMV) and Toppan may cause VIA to purchase all Shares held by Toppan for 100% of those Shares’ Net Asset FMV (i.e., Toppan’s shareholder percentage multiplied by the Company’s Net Asset FMV).

(b)                                 If an Shareholder wishes to exercise its rights set forth in Section 3.03(a), the exercising Shareholder shall deliver to the other Shareholder a written notice of its intention to exercise those rights after the conclusion of the second meeting at which the Shareholders are unable to formulate a plan to bring the Company to profitability.

Section 3.04.                         Determination of Fair Market Values.

(a)                                 Within 20 days after the exercise of the Deadlock Call Right or Deadlock Put Right or the rights under Section 3.02 or Section 3.03, as the case may be, the Shareholders shall appoint a firm of internationally-recognized independent accountants on which the Shareholders agree (the “Independent Accountants”) to determine (i) the Going Concern FMV of the Shares held by Toppan and its Permitted Transferees, in the event Deadlock Call Right, Deadlock Put Right or the rights under Section 3.02 are exercised, and (ii) the Net Assets FMV of the Shares held by Toppan and its Permitted Transferees, in the event the rights under Section 3.03 are exercised. The Shareholders shall instruct the Independent Accountant to render its determination of the Going Concern FMV or the Net Asset FMV, as the case may be, in writing within 30 days after the Independent Accountants’ appointment. The Independent Accountant’s determination will be final for all purposes of Section 3.01, Section 3.02 and Section 3.03. The costs and expenses of the Independent Accountant will be borne equally by the Shareholders.

(b)                                 To enable the Independent Accountant to conduct the valuation, the Shareholders shall, and Shareholders shall cause the Company to, furnish to the Independent Accountant such information as the Independent Accountant may request, including information regarding the Business and the Company’s assets, properties, financial condition, earnings and prospects.

Section 3.05.                         Closing of Put and Call Options.

(a)                                 Within 20 days after the date of the final determination of the Going Concern FMV or the Net Asset FMV, as the case may be (which period will be extended solely to the extent necessary to obtain any required Government Approvals, on condition that each Shareholder shall, and shall cause its Permitted Transferees to, use their reasonable best efforts to obtain such approval in a timely manner), Toppan shall, and shall cause its Permitted Transferees to, sell to VIA, free and clear of any Liens, all of the Shares held by them.

(b)                                 Each Shareholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by Section 3.01, Section 3.02 and Section 3.03, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(c)                                  At the closing of any sale and purchase pursuant to Section 3.01, Section 3.02 and Section 3.03, Toppan shall, and shall cause its Permitted Transferees to, sign and deliver to VIA and the Company the instructions (the entry request letter) to update the Company’s shareholders’ register to record the Share Transfer (kabunushi meibo kakikae seikyuusho) against receipt of the purchase price therefor from VIA by wire transfer of immediately available funds.

ARTICLE IV
TRANSFER OF SHARES

Section 4.01.                         Lock-up; Restrictions on Transfer.

(a)                                 For the two-year period beginning on the date hereof and ending on the second anniversary of the date hereof (“Lock-up Period”), no Shareholder shall Transfer any of its Shares except:

(i)                                     to a Permitted Transferee that agrees to be bound by the terms of this Agreement;

(ii)                                  in accordance with the procedures described in Section 3.01 or Section 3.02; or

(iii)                               pursuant to a merger, consolidation or other business combination of the Company with a Third-Party Purchaser that has been approved in compliance with Section 2.06.

(b)                                 After the expiration of the Lock-up Period, no Shareholder shall, Transfer any of its Shares except:

(i)                                     to a Permitted Transferee that agrees to be bound by the terms of this Agreement;

(ii)                                  in accordance with the procedures described in ARTICLE III, Section 4.02, or Section 4.03; or

(iii)                               pursuant to a merger, consolidation or other business combination of the Company with a Third-Party Purchaser that has been approved in compliance with Section 2.06.

(c)                                  Each Shareholder making a Transfer (whether or not to a Permitted Transferee) of Shares shall give advance notice to the Company of such Transfer (whether or not to a Permitted Transferee). Before the consummation of any Transfer by any Shareholder of any of its Shares, that Shareholder shall cause the transferee thereof to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Shareholder of any of its Shares in accordance with the terms of this Agreement, the transferee thereof will be substituted for, and will assume all the rights and obligations under this Agreement of, the transferring Shareholder.

(d)                                 Any Transfer or attempted Transfer of any Shares in violation of this Agreement will be null and void and the Shareholders shall cause the Company to refrain from recording any such Transfer on the Company’s books and the purported transferee in any such Transfer will not be treated (and the purported transferor shall continue be treated) as the owner of such Shares for all purposes of this Agreement.

Section 4.02.                         Right of First Refusal.

(a)                                 If at any time after the Lock-up Period a Shareholder (such Shareholder, the “Selling Shareholder”) receives a bona fide offer from any Third-Party Purchaser to purchase all or any portion of the Shares (the “Proposed Transfer Shares”) owned by the Selling Shareholder and the Selling Shareholder desires to Transfer the Proposed Transfer Shares (other than Transfers that are permitted by Section 4.01(b)), the Selling Shareholder must first offer the Proposed Transfer Shares to the other Shareholder (such Shareholder, the “ROFR Holder”) in accordance with the provisions of this Section 4.02.

(b)                                 The Selling Shareholder shall, at least 60 days before the anticipated closing of the Transfer, give written notice (the “Sale Notice”) to the Company and the ROFR Holder stating that it has received a bona fide offer from a Third-Party Purchaser and specifying:

(i)                                     the number of Proposed Transfer Shares to be Transferred by the Selling Shareholder;

(ii)                                  the identity of the Third-Party Purchaser;

(iii)                               the per Share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(iv)                              the proposed date, time and location of the closing of the Transfer; and

(v)                                 a copy of any form of agreement proposed to be executed in connection therewith.

The Sale Notice will constitute the Selling Shareholder’s offer to Transfer the Proposed Transfer Shares to the ROFR Holder, which offer will be irrevocable until the end of the Rights Exercise Period.

(c)                                  By delivering the Sale Notice, the Selling Shareholder represents and warrants to the Company and to the ROFR Holder that: (i) the Selling Shareholder has full right, title and interest in and to the Proposed Transfer Shares; (ii) the Selling Shareholder has all the necessary power and authority and has taken all necessary action to Transfer such Proposed Transfer Shares as contemplated by this Section 4.02; and (iii) the Proposed Transfer Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d)                                 Upon receipt of the Sale Notice, the ROFR Holder will have 60 days (the “Rights Exercise Period”) to elect to purchase all (and not less than all) of the Proposed Transfer Shares by delivering a written notice (a “ROFR Notice”) to the Selling Shareholder and the Company stating that it offers to purchase such Proposed Transfer Shares on the terms specified in the Sale Notice. Any ROFR Notice will be binding upon delivery and irrevocable by the ROFR Holder. If the ROFR Holder delivers a ROFR Notice, ROFR Holder (the “Purchasing

Shareholder”), it shall purchase, and the Selling Shareholder shall sell to it, all the Proposed Transfer Shares.

(e)                                  If the ROFR Holder does not deliver a ROFR Notice during the Rights Exercise Period, it will be deemed to have waived all its rights to purchase the Proposed Transfer Shares under this Section 4.02.

(f)                                   Each Shareholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 4.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(g)                                  At the closing of any Transfer pursuant to this Section 4.02, the Selling Shareholder shall deliver to the Purchasing Shareholder the certificate or certificates representing the Proposed Transfer Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Purchasing Shareholder by wire transfer of immediately available funds.

Section 4.03.                         Tag-along Rights.

(a)                                 If the ROFR Holder does not deliver a ROFR Notice during the Rights Exercise Period or does not exercise its rights to purchase any Proposed Transfer Shares under Section 4.02, the ROFR Holder may participate in the Selling Shareholder’s Transfer of the Proposed Transfer Shares to the Third-Party Purchaser as described in the Sale Notice on the terms and conditions set forth in this Section 4.03 (a “Tag-along Sale”).

(b)                                 If the ROFR Holder satisfies the conditions set forth in Section 4.03(a) and wishes to participate in a Tag-along Sale (the “Tag-along Shareholder”), it may do so by delivering to the Selling Shareholder a written notice (a “Tag-along Notice”) before expiration of the Rights Exercise Period stating its election to do so and specifying the number of Shares to be Transferred. The offer of the Tag-along Shareholder set forth in a Tag-along Notice will be irrevocable, and the Tag-along Shareholder shall participate in the Tag-along Sale on the terms and conditions set forth in this Section 4.03. The Selling Shareholder and the Tag-along Shareholder may Transfer in a Transfer pursuant to this Section 4.03 the number of Shares equal to the product of (x) the aggregate number of Shares the Third-Party Purchaser proposes to buy as stated in the Sale Notice less any Shares subject to a ROFR Notice delivered in accordance with Section 4.02(d) and (y) a fraction, (A) the numerator of which is equal to the number of Shares then held by the Selling Shareholder or the Tag-along Shareholder, as the case may be, and (B) the denominator of which is equal to the number of Shares then held by the Selling Shareholder and the Tag-along Shareholder.

(c)                                  If the ROFR Holder does not deliver a Tag-along Notice in compliance with Section 4.03(b) above it will be deemed to have waived all its rights to participate in the Transfer and the Selling Shareholder may thereafter Transfer to the-Third-Party Purchaser its Shares at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions that are not materially more favorable to the Selling

Shareholder than those set forth in the Sale Notice without any further obligation to the ROFR Holder.

(d)                                 The Tag-along Shareholder participating in a Transfer pursuant to this Section 4.03 will receive the same consideration per Share as the Selling Shareholder after deduction of that Tag-along Shareholder’s proportionate share of the related expenses in accordance with Section 4.03(f) below.

(e)                                  The Tag-along Shareholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Shareholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Shareholder, the Tag-along Shareholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided that all representations, warranties, covenants and indemnities will be made by the Selling Shareholder and the Tag-along Shareholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties will be pro rata based on the consideration received by the Selling Shareholder and the Tag-along Shareholder, in each case, in an amount not to exceed the aggregate proceeds received by the Selling Shareholder and the Tag-along Shareholder in connection with any Tag-along Sale.

(f)                                   The fees and expenses of the Selling Shareholder incurred in connection with a Tag-along Sale and for the benefit of both Shareholders participating in the Tag-along Sale (it being understood that costs incurred by or on behalf of the Selling Shareholder for its sole benefit will not be considered to be for the benefit of both Shareholders participating in the Tag-along Sale), to the extent not paid or reimbursed by the Company or the Third-Party Purchaser, will be shared by both Shareholders participating in the Tag-along Sale on a pro rata basis, based on the aggregate consideration received by each such Shareholder, except that neither Shareholder will be obligated to make or reimburse any out-of-pocket expenditure before the consummation of the Tag-along Sale.

(g)                                  The Selling Shareholder and the Tag-along Shareholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Shareholder.

(h)                                 The Selling Shareholder will have 60 days following the expiration of the Rights Exercise Period in which to Transfer the Shares described in the Sale Notice that are not subject to a duly delivered ROFR Notice or a Tag-along Notice on the terms set forth in the Sale Notice (such 60-day period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any Government Approvals). If at the end of that 60-day period (or extended 90-day period) the Selling Shareholder has not completed the Transfer, the Selling Shareholder may not complete the Transfer of Shares without again fully complying with the provisions of Section 4.02 or this Section 4.03.

(i)                                     If the Selling Shareholder Transfers to the Third-Party Purchaser any of its Shares in breach of this Section 4.03, the Tag-along Shareholder may Transfer to the Selling

Shareholder, and the Selling Shareholder shall purchase from the Tag-along Shareholder, the number of Shares that the Tag-along Shareholder would have had the right to Transfer to the Third-Party Purchaser pursuant to this Section 4.03, for a per share amount and form of consideration and upon the terms and conditions on which the Third-Party Purchaser bought the Shares from the Selling Shareholder, but without indemnity being granted by the Tag-along Shareholder to the Selling Shareholder, except that this Section 4.03 does not preclude the Tag-along Shareholder from seeking alternative remedies against the Selling Shareholder as a result of that Selling Shareholder’s breach of this Section 4.03. The Selling Shareholder shall also reimburse the Tag-along Shareholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Shareholder’s rights.

ARTICLE V
PRE-EMPTIVE RIGHTS

Section 5.01.                         Pre-emptive Right. The Shareholders will have pre-emptive rights with respect to issuances of new Shares by the Company consistent with subsections (a) through (f) of this Section 5.01. The Shareholders shall cause the Company to perform all its obligations set forth under subsections (a) through (f) of this Section 5.01 and the Shareholders shall cause the Company’s Articles of Incorporation to have a provision that is consistent with subsections (a) through (f) of this Section 5.01.

(a)                                 The Company shall grant to each Shareholder (each, a “Pre-emptive Shareholder”) the right to purchase its pro rata portion of any new Shares (the “New Shares”) that the Company may from time to time propose to issue or sell to any Person.

(b)                                 The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Pre-emptive Shareholders within five Business Days following any meeting of the Board or Shareholders at which any such issuance or sale is approved. The Issuance Notice must set forth the material terms and conditions of the proposed issuance, including:

(i)                                     the number of New Shares proposed to be issued and the percentage of the Company’s outstanding Shares, on a fully diluted basis, that such issuance would represent;

(ii)                                  the proposed issuance date, which must be at least 45 days from the date of the Issuance Notice; and

(iii)                               the proposed purchase price per Share.

(c)                                  Each Pre-emptive Shareholder may, for a period of 60 days following the receipt of an Issuance Notice (the “Pre-emptive Exercise Period”), elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the number of New Shares equal to the product of (x) the total number of New Shares to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of Shares owned by such Pre-emptive Shareholder immediately before the issuance by (B) the total number of Shares outstanding on such date immediately before the issuance (the “Pre-emptive Pro Rata

Portion”) by delivering a written notice to the Company. Such Pre-emptive Shareholder’s election to purchase New Shares will be binding and irrevocable.

(d)                                 No later than five Business Days following the expiration of the Pre-emptive Exercise Period, the Company shall notify each Pre-emptive Shareholder in writing of the number of New Shares that each Pre-emptive Shareholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Shareholder exercising its right to purchase its Pre-emptive Pro Rata Portion of the New Shares in full (an “Exercising Shareholder”) will have a right of over-allotment such that if any other Pre-emptive Shareholder fails to exercise its right under this Section 5.01 to purchase its Pre-emptive Pro Rata Portion of the New Shares (each, a “Non-Exercising Shareholder”), such Exercising Shareholder may purchase all or any portion of such Non-Exercising Shareholder’s allotment (the “Over-allotment New Shares”) by giving written notice to the Company, within 30 days after receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”), setting forth the number of Over-allotment New Shares that such Exercising Shareholder is willing to purchase. Such Exercising Shareholder’s election to purchase Over-allotment New Shares will be binding and irrevocable. If more than one Exercising Shareholder elects to exercise its right of over-allotment, each Exercising Shareholder may purchase the number of Over-allotment New Shares it elected to purchase in its written notice, except that if the Over-allotment New Shares are over-subscribed, each Exercising Shareholder shall purchase its pro rata portion of the available Over-allotment New Shares based upon the relative Pre-emptive Pro Rata Portions of the Exercising Shareholders.

(e)                                  The Company may complete the proposed issuance or sale of New Shares described in the Issuance Notice with respect to any New Shares not elected to be purchased pursuant to Section 5.01(c) and Section 5.01(d) in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Shares to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 30 days after the expiration of the Over-allotment Exercise Period (subject to the extension of such 30-day period for a reasonable time not to exceed 60 days to the extent reasonably necessary to obtain any Government Approvals). If the Company has not sold the New Shares within that period, the Company shall not thereafter issue or sell any New Shares without first again offering them to the Shareholders in accordance with the procedures set forth in this Section 5.01.

(f)                                   Upon the consummation of the issuance of any New Shares in accordance with this Section 5.01, the Company shall deliver to each Exercising Shareholder certificates (if any) evidencing the New Shares, the Company shall issue the New Shares free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to the purchasers that the New Shares will be, upon issuance thereof to the Exercising Shareholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Shareholder shall deliver to the Company the purchase price for the New Shares purchased by it by wire transfer of immediately available funds. Each party to the purchase and sale of New Shares shall take all other actions as may be reasonably necessary to consummate the purchase and sale including entering into additional agreements as may be necessary or appropriate.

ARTICLE VI
NON-COMPETE AND OTHER AGREEMENTS

Section 6.01.                         Non-Compete.

(a)                                 During the Non-Compete Period, neither Shareholder nor any of its Permitted Transferees shall, directly or indirectly through one or more of any of their respective Controlled Affiliates, manufacture or have manufactured any Product anywhere in the world, except that (i) they may have the Company manufacture Products and sell the Products to the Shareholders, (ii) Toppan may manufacture copper PET film as contemplated in and in accordance with the Manufacturing Agreement (as defined in the Framework Agreement), (iii) if the Company is not able to supply either Shareholder with Products that satisfy the quantities, specifications, and pricing required by that Shareholder (with market price being the benchmark), that Shareholder may use the Transferred IP (as defined in the Framework Agreement) to manufacture and use the Products, and (iv) the Shareholders may manufacture Products as otherwise agreed by the Shareholders.

(b)                                 During the Non-Compete Period, neither Shareholder nor any of its Permitted Transferees shall, directly or indirectly through one or more of any of their respective Affiliates, solicit for employment or hire any employee of the other Shareholder or induce any such employee to terminate his or her employment with the other Shareholder, except that neither Shareholder will be prohibited from soliciting or hiring any employees of the other Shareholder who initiate contact with the first Shareholder in response to a general employment solicitation or advertisement made by or on behalf of the first Shareholder that is not targeted or directed at the employees of the other Shareholder.

(c)                                  The “Non-Compete Period” is the period starting on the Effective Date and ending on the later of (1) the date on which either Shareholder or its Permitted Transferees cease to hold any Shares and (2) three years after the Effective Date, except that the Non-Compete Period may be terminated earlier in any of the following cases:

(i)                                     if Toppan has exercised its rights under Section 3.02 upon a Material Breach by VIA, in which case the Non-Compete Period will terminate for Toppan but not VIA upon exercise by Toppan of those rights,

(ii)                                  if VIA has exercised its rights under Section 3.02 upon a Material Breach by Toppan, in which case the Non-Compete Period will terminate for VIA but not Toppan upon exercise by VIA of those rights,

(iii)                               if the Company has three consecutive years of net losses and either Shareholder has exercised its rights under Section 3.03, in which case the Non-Compete Period will terminate for both Shareholders upon exercise by either Shareholder of those rights, or

(iv)                              if VIA has exercised its Deadlock Call Right or Toppan has exercised its Deadlock Put Right, in which case the Non-Compete Period will terminate for both Shareholders upon exercise by either Shareholder of those rights.

(d)                                 Scope of Application. The non-compete obligations in this Section 6.01 apply not only to each Shareholder, but also to each Shareholder’s Controlled Affiliates, and each Shareholder shall cause its Controlled Affiliates to comply with the non-compete obligations in this Section 6.01 as if that Controlled Affiliate were a Shareholder to this Agreement. Further, neither Shareholder shall take any action for the express purpose of circumventing the objectives of this Section 6.01, including but not limited to, (i) reducing the ownership stake of a Controlled Affiliate or, (ii) in the case of Toppan, having a Person that is wholly owned by Toppan but that does not report to the Electronic Division in the Toppan group’s organizational structure engage in the activities restricted in this Section 6.01, except that if Toppan or an Controlled Affiliate that does not report to the Electronics Division acquires a Person that already engages in the activities restricted in this Section 6.01 and if that Person does not report to the Electronics Division, Toppan will not be deemed to have breached Section 6.01 as a result acquiring that Person.

Section 6.02.                         Manufacture and Purchase of Products.

(a)                                 The Shareholders shall cause the Company not to engage, directly or indirectly, in any manufacturing, with the following exceptions:

(i)                                     the Company may manufacture Sensors only at the Shiga Facility only;

(ii)                                  the Company may have subcontractors manufacture Products only; and

(iii)                               the Company may have Toppan manufacture Films only at the Satte Facility only.

(b)                                 The Company may purchase Films from suppliers.

(c)                                  The Company may distribute Products through the Shareholders pursuant to distribution agreements entered into between the Company and each Shareholder (the “Distribution Agreements”).

(d)                                 The Shareholders will be distributors for Products and each Shareholder’s distribution rights will be set forth in its respective Distribution Agreement.

(e)                                  Each Shareholder shall purchase Products exclusively from the Company through its respective Distribution Agreement, but if the Company is not able to supply either Shareholder with Products that satisfy the quantities, specifications, and pricing required by that Shareholder (with market price being the benchmark), that Shareholder may use the Transferred IP (as defined in the Framework Agreement) to manufacture and use the Products.

Section 6.03.                         Confidentiality.

(a)                                 Each Shareholder shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Information”), and to use, and cause its Representatives to use, the Information only in connection with the operation of the Company; provided that nothing herein will prevent any Shareholder from disclosing the Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over that Shareholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Shareholders, (vi) to that Shareholder’s Representatives or Affiliates that, in the reasonable judgment of that Shareholder, need to know the Information for the purpose of furtherance of the Business by the Company, or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Common Stock from such Shareholder, provided, further, that in the case of clause (i), (ii) or (iii), that Shareholder shall notify the other Shareholder of the proposed disclosure as far in advance of disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available, and in the case of clause (vi) or (vi), the Shareholder making such disclosure cause its Representatives or Affiliates or potential Permitted Transferees that have received any Information of the other Shareholder to comply with this provision and that the disclosing Shareholder be responsible for any act by such Representatives or Affiliates or potential Permitted Transferees that would constitute a breach of this provision had the act been undertaken by the disclosing Shareholder.

(b)                                 The restrictions of Section 6.03(a) do not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives or Affiliates in violation of this Agreement, (ii) is or becomes available to a Shareholder or any of its Representatives or Affiliates on a non-confidential basis before its disclosure to the receiving Shareholder and any of its Representatives or Affiliates, (iii) is or has been independently developed or conceived by a Shareholder without use of the Company’s Information, or (iv) becomes available to the receiving Shareholder or any of its Representatives or Affiliates on a non-confidential basis from a source other than the Company, any other Shareholder or any of their respective Representatives or Affiliates, as long as such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing Shareholder or any of its Representatives or Affiliates.

Section 6.04.                         Financial Statements. In addition to, and without limiting any rights that a Shareholder may have with respect to inspection of the books and records of the Company under the Companies Act, the Shareholders shall cause the Company to furnish to each Shareholder the following information:

(a)                                 As soon as available, and in any event within 90 days after the end of each Fiscal Year, the audited balance sheet of the Company as at the end of each such Fiscal Year and the audited statements of income, cash flows and changes in shareholders’ equity for such year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and shareholders’ equity for the periods covered thereby.

(b)                                 As soon as available, and in any event within 30 days after the end of each fiscal quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in shareholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the Company’s representative director.

(c)                                  Any reports, as soon as they become available, that the Company is required by applicable Law or pursuant to the terms of any outstanding indebtedness of the Company.

Section 6.05.                         Inspection Rights.

(a)                                 The Shareholders shall cause the Company to, and to cause its officers, Directors and employees to, (i) afford each Shareholder that owns at least 3% of the Company’s outstanding Shares and the Representatives of each such Shareholder, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Shareholder the opportunity to consult with the Company’s officers from time to time regarding the Company’s affairs, finances and accounts as each such Shareholder may reasonably request upon reasonable notice.

(b)                                 The right set forth in Section 6.05(b) above does not and is not intended to limit any rights that the Shareholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts, under applicable Law.

Section 6.06.                         Adjustment of Rights. The rights of each Shareholder and other terms of this Agreement (including the Reserved Matters) will be adjusted equitably and in good faith if the Shareholders’ respective Share ownership percentages change after the date hereof.

ARTICLE VII
TERM AND TERMINATION

Section 7.01.                         Termination. This Agreement will terminate upon the earliest of:

(a)                                 the date on which only one of the Shareholders holds any Shares;

(b)                                 the dissolution, liquidation, or winding up of the Company; and

(c)                                  upon the unanimous agreement of the Shareholders.

Section 7.02.                         Effect of Termination.

(a)                                 The termination of this Agreement will terminate all further rights and obligations of the Shareholders under this Agreement except that such termination will not affect:

(i)                                     the Company’s existence;

(ii)                                  the obligation of any Shareholder to pay any amounts arising on or before the date of termination, or as a result of or in connection with such termination;

(iii)                               the rights that any Shareholder may have by operation of law as a shareholder of the Company; or

(iv)                              the rights contained herein which, by their terms are intended to survive termination of this Agreement.

(b)                                 The following provisions will survive the termination of this Agreement: ARTICLE I, Section 6.01, Section 6.03, this Section 7.02(b), and ARTICLE VIII.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.                         Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to each other Shareholder that, except for this Agreement, such Shareholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Shares, including agreements or arrangements with respect to the acquisition or disposition of Shares or any interest therein or the voting of Shares (whether or not such agreements and arrangements are with the Company or any other Shareholder).

Section 8.02.                         Limitation on Damages. In no event will a Shareholder be liable to the other Shareholders for lost opportunities, lost revenues, or indirect, consequential, punitive, or other special damages regardless of legal theory relating to the breach or alleged breach of this Agreement, except for the violation of the non-compete obligation in Section 6.01.

Section 8.03.                         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Shareholder incurring such costs and expenses.

Section 8.04.                         Release of Liability. In the event any Shareholder Transfers all of the Shares held by it in compliance with the provisions of this Agreement without retaining any interest therein, that Shareholder will cease to be a party to this Agreement and will be relieved and have no further liability arising hereunder for events occurring from and after the date of that Transfer.

Section 8.05.                         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the date sent by e-mail of a PDF document, if sent during the recipient’s normal business hours, and on the next Business Day, if sent after the recipient’s normal business hours, on condition that the communication sent by e-mail is also sent by certified or registered mail, return receipt requested, postage prepaid; or (c) if sent internationally, on the fifth day, and if sent within Japan, on the second day, after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Shareholders at the following addresses (or at such other address for a Shareholder of which that Shareholder notifies the other Shareholder in accordance with this Section 8.05):

If to VIA:	VIA optronics GmbH Sieboldstr. 18, 90411 Nurnberg

E-mail: djuergens@via-optronics.com; jwoerle@via-optronics.com Attention: Daniel Jürgens and Dr. Jasmin Wörle

With a copy to (which will not constitute notice):	VIA optronics GmbH Sieboldstr. 18, 90411 Nürnberg

E-mail: KBickelbacher@via-optronics.com Attention: Kathrin Bickelbacher

Jones Day Kamiyacho Prime Place 1-17, Toranomon 4-chome Minato-ku, Tokyo 105-0001, JAPAN

E-mail: mushijima@jonesday.com Attention: Makiko Ushijima

If to Toppan:	Toppan Printing Co., Ltd. Toppan Shibaura Bldg., 3-19-26 Shibaura Minato-ku, Tokyo 108-8539

E-mail: teruo.ninomiya@toppan.co.jp, kentaro.kitaoka@toppan.co.jp, Attention: Teruo Ninomiya and Kentaro Kitaoka

With a copy to (which will not constitute notice):	southgate (registered association) Pacific Square Kudan-Minami, 7th Fl 2-4-11 Kudan-Minami, Chiyoda-ku, Tokyo 102-0074, JAPAN

E-mail: emarcks@southgate-law.com Attention: Eric Marcks

Section 8.06.                         Headings. The headings in this Agreement are for reference only and do not affect its interpretation.

Section 8.07.                         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable that term or provision in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Shareholders shall negotiate in good faith to modify this Agreement so as to effect the Shareholders’ original intent as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 8.08.                         Entire Agreement. This Agreement and all Exhibits and Schedules hereto constitutes the sole and entire agreement of the Shareholders with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to this subject matter.

Section 8.09.                         Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the Shareholders and their respective successors and permitted assigns. No Shareholder shall assign its rights or obligations hereunder without the advance written consent of the other Shareholders, which consent must not be unreasonably withheld or delayed. No assignment will relieve the assigning Shareholder of any of its obligations hereunder.

Section 8.10.                         No Third-party Beneficiaries. This Agreement is for the sole benefit of the Shareholders (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11.                         Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Shareholder. No waiver by a Shareholder of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by that Shareholder. No waiver by a Shareholder will be, or will be construed as, a waiver in respect of any failure, breach or default not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will be, or will be construed as, a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.12.                         Governing Law. This Agreement is governed by and to be construed in accordance with the laws of Ja pan without giving effect to any choice or conflict of law provision or rule.

Section 8.13.                         Dispute Resolution.

(a)                                 The Shareholders shall endeavor to resolve any dispute, controversy or difference arising out of, in connection with, or related to this Agreement (a “Dispute”) through good-faith negotiations. If a Dispute is not settled within 20 days after the receipt by a Shareholder of a written request for negotiation under this Section 8.13, the Dispute will be referred for consideration by the Shareholders’ senior officers. The senior officers will have full authority to settle the Dispute.

(b)                                 If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Shareholder of a written request for consideration of the Dispute by senior officers under Section 8.13, the Shareholders shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Shareholders shall appoint three arbitrators in accordance with the rules and shall conduct the arbitration in English. The decision by the arbitration tribunal will be final and binding on the Shareholders and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction. The Shareholders consent to consolidation by the Japan Commercial Arbitration Association of arbitral proceedings initiated under this Agreement with arbitration proceedings initiated under the Framework Agreement.

Section 8.14.                         Equitable Remedies. The Shareholders agree that irreparable damage will occur if any provision of this Agreement is not performed in accordance with its terms and that the Shareholders are entitled to specific performance of its terms, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.15.                         Attorneys’ Fees. if any action at law or in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing Shareholder will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that Shareholder may be entitled.

Section 8.16.                         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Shareholders have executed this Shareholders’ Agreement on the date stated in the introductory clause.

VIA optronics GmbH

By:	/s/ Jürgen Eichner
Name: Jürgen Eichner
Title: Managing Director

By:	/s/ Daniel Jürgens
Name: Daniel Jürgens
Title: Managing Director

IN WITNESS WHEREOF, the Shareholders have executed this Shareholders’ Agreement on the date stated in the introductory clause.

Toppan Printing Co., Ltd.

By:	/s/ Teruo Ninomiya
Name: Teruo Ninomiya
Title: Senior General Manager

EXHIBIT A

Part 1— Board Reserved Matters

1)                                     The decision on any delegation, assignment or revocation of any authority to a person, committee or other organization of the Company other than the Board (e.g. Managing Director, General Manager etc.) regarding any matters on which the Board has the authority to make a decision.

2)                                     The approval and modification of business plan and strategic guidelines of the Company regarding the Business and new business lines (other than the Business) which is to be implemented by the Company.

3)                                     The decision to invest or disinvest in new business lines other than the Business.

4)                                     The decision on matters related to bonds for subscription.

5)                                     The decision on matters related to mergers, company split, share swaps and/or share transfers, business transfer, or acquisition of business.

6)                                     The decision on the establishment, relocation, closure, integration of a place of business (branch office, branch, sales office, plant research facility, etc.)

7)                                     The decision on the payment to a third party that fall outside the normal course of business (indemnification, compensation or damage, donations, grants or monetary contributions, condolence payments or rewards, etc.), which is or exceeds JPY10 million in total per case or project.

8)                                     The decision on the acquisition, purchase, transfer, lease, rental, lending or other disposition of fixed asset, intangible asset, or real estate, where the consideration, price, fee or charge is or exceeds JPY10 million per month, or JPY100 million in total, which is not approved by the Shareholders in a business plan or in this Agreement.

9)                                     The decision on the acquisition or transfer of share, or on the creation of real rights or other security interests of shares of any other joint-stock company, where the consideration, price, fee or charge is or exceeds JPY 10 million in total per case or project.

10)                              The decision on the contribution or transfer of investment on entity other than joint-stock company, where the consideration, price, fee or charge is or exceeds JPY 10 million in total per case or project.

11)                              The decision on giving loans or granting collaterals to any third party(ies).

12)                              The decision on the matters related to fund management facilities (i.e. in the event the Company hold excess funds, to decide how to manage such excess funds.).

13)                              The decision on borrowing of funds, borrowing facilities for funds, bill discount facilities or the liquidation of assets, where the amount is or exceeds JPY10 million per case or project.

14)                              The decision on debt guarantees and reservations of guarantees.

15)                              The decision on the provision of collateral or other security interests.

16)                              The decision on joint venture, partnership or other strategic alliance (regardless of whether entering into written contract or not) with third parties which contains important matters for the Shareholders or the Company

17)                              The decision on the conclusion of any contracts by the Company that fall outside the normal course of business, where the consideration, price, fee or charge is or exceeds JPY100 million.

18)                              The decision on conclusion, amendment, dissolution or termination of any contracts between the Company and either Shareholder that fall outside the normal course of business.

19)                              The decision on matters related to the payment from or to either the Shareholder excluding the payment in accordance with certain contracts entered into by and between the Company and either the Shareholder and that will remain in full force and effect at the time.

Part 2 — Shareholder Reserved Matters

1)                                     The decision on the establishment of a subsidiary of the Company

2)                                     The decision on matters related to acquisition of treasury stock of the Company.

3)                                     The decision on the combination of Shares of the Company.

4)                                     The decision on the issuance of New Shares for subscription or offers of stock acquisition rights of the Company.

5)                                     The decision on the remuneration of directors and statutory auditor of the Company

6)                                     The decision on the exemption of responsibility of directors to the Company regarding compensation for damages.

7)                                     Increase and decrease in amount of capital or reserves.

8)                                     Amendment of the Articles of Incorporation.

9)                                     The decision on matters related to merger, company split, share swaps and/or share transfers, business transfer, or acquisition of business.

10)                              The decision on dissolution, liquidation, continuation of the Company prior to the consummation of liquidation, filing of bankruptcy or putting under receivership.